Hangzhou Yuchuang Investment Partnership Enterprise

(Limited Partnership)

Letter of Confirmation of Capital Contribution

According to the terms and conditions in the Partnership Agreement, all the partners of Hangzhou Yuchuang Investment Partnership Enterprise (Limited Partnership) shall confirm the capital contribution situation as follows:

1. General partner: Ningbo Tongyu Enterprise Management and Consultancy Co., Ltd. subscribed the capital contribution of RMB 100, 000. 00 in the method of currency, accounting for 1.3 % of the shareholding ratio of Hangzhou Yuchuang Investment Partnership Enterprise (Limited Partnership), which shall be paid up prior to December 31, 2037.

2. Limited partner: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. subscribed the capital contribution of RMB 7.7 million in currency, accounting for 98.7 % of the shareholding ratio of Hangzhou Yuchuang Investment Partnership Enterprise (Limited Partnership), which shall be paid up prior to December 31, 2037.

Hangzhou Yuchuang Investment Partnership Enterprise (Limited Partnership)

(Seal): Hangzhou Yuchuang Investment Partnership Enterprise (Limited Partnership)

August 10, 2018

Another page for signature is attached.

There is no text on this page, which is the signing page for the Letter of Confirmation of Capital Contribution of Hangzhou Yuchuang Investment Partnership Enterprise (Limited Partnership).

Signatures (Seal) of All the Partners:

(Seal): Ningbo Tongyu Enterprise Management and Consultancy Co., Ltd.

(Seal): Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.